Exhibit 99.1

Crocs, Inc. Reports 2011 Second Quarter Financial Results

Second Quarter Revenue Increased 29.6% to a Record $295.6 Million

Second Quarter Diluted EPS Increased 64.9% to $0.61

Backlog at June 30, 2011 Increased 41.9% to $168.1 Million

NIWOT, Colo.--(BUSINESS WIRE)--July 27, 2011--Crocs, Inc. (NASDAQ: CROX) today reported financial results for the second quarter ended June 30, 2011.

Revenue for the second quarter of 2011 increased 29.6% to $295.6 million compared to revenue of $228.0 million reported in the second quarter of 2010. Net income for the second quarter of 2011 increased 71.9% to $55.5 million, or $0.61 per diluted share compared to net income of $32.3 million, or $0.37 per diluted share in the second quarter 2010. The Company benefited from modifications in tax treaties in its international businesses which together with other tax planning resulted in an effective tax rate below 15% for the quarter.

John McCarvel, President and Chief Executive Officer, stated: “Our second quarter results demonstrate the progress we have made evolving Crocs into an innovative footwear leader. We achieved our highest quarterly revenue and unit volume in the Company’s history as revenues surpassed $295 million and we sold over 14 million pair. Our performance was fueled by demand for our most diverse product line ever and included double-digit growth in each of our distribution channels and geographic regions. As a result, we experienced significant operating expense leverage and a substantial increase in profitability versus a year ago. Looking ahead to the back half of 2011, we expect our momentum to continue through summer and back to school. We are also optimistic about our prospects for the fall and holiday given the 41.9% increase in our backlog which totaled $168.1 million at the end of the second quarter .”

Year-over year second quarter changes in the Company’s channel revenue streams were as follows:

  Wholesale sales increased 25.5% to $175.8 million;
  Retail sales increased 38.1% to $91.8 million; and
  Internet sales increased 30.1% to $28.1 million.

Year-over year second quarter changes in the Company’s regional revenue streams were as follows:

  Asia increased 37.5% to $121.9 million;
  Americas increased 15.9% to $121.4 million; and
  Europe increased 50.4% to $52.2 million.

Gross profit for the second quarter of 2011 increased 29.0% to $170.2 million, or 57.6% as a percentage of sales, from $131.9 million, or 57.8% of sales in same period last year. Selling, General, & Administrative expenses increased 14.5% to $107.6 million versus $94.0 million a year ago. As a percentage of sales, SG&A decreased to 36.4% from 41.2% in the second quarter of 2010.

Balance Sheet

Cash and cash equivalents at June 30, 2011 increased 85.8% to $180.0 million compared to $96.9 million at June 30, 2010. Inventories at June 30, 2011 were $156.5 million, up from $113.6 million at June 30, 2010. The increase in inventories at June 30, 2011 was primarily attributable to the global growth in wholesale orders, an increase in company-operated retail stores, and an increase in mixture of higher content products and seasonal changes in product mix. The Company ended the second quarter of 2011 with accounts receivable of $115.7 million compared to $94.0 million at June 30, 2010.

Guidance

For the third quarter of 2011, the Company expects revenue of approximately $280 million, a 30% increase over the third quarter of 2010. The Company expects diluted earnings per share for the third quarter of 2011 to be approximately $0.40.

Conference Call Information

A conference call to discuss Crocs’ second quarter 2011 financial results is scheduled for today (July 27, 2011) at 5:00 PM Eastern Time. A webcast of the call will take place simultaneously and can be accessed by clicking the ‘Investor Relations’ link under the Company section on www.crocs.com or at www.earnings.com. To listen to the broadcast, your computer must have Windows Media Player installed. If you do not have Windows Media Player, go to www.earnings.com prior to the call, where you can download the software for free.

About Crocs, Inc.

A world leader in innovative casual footwear for men, women and children, Crocs, Inc. (NASDAQ: CROX), offers several distinct shoe collections with more than 250 styles to suit every lifestyle. As lighthearted as they are lightweight, Crocs(TM) footwear provides profound comfort and support for any occasion and every season. All Crocs(TM) branded shoes feature Croslite(TM) material, a proprietary, revolutionary technology that produces soft, non-marking, and odor-resistant shoes that conform to your feet.

Crocs(TM) products are sold in 90 countries. Every day, millions of Crocs(TM) shoe lovers around the world enjoy the exceptional form, function, versatility and feel-good qualities of these shoes while at work, school and play.

Visit www.crocs.com for additional information.

Forward-looking statements

The matters regarding the future discussed in this news release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include,but are not limited to, statements regarding future revenue, and earnings; backlog and future orders; prospects and product pipeline.. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: macroeconomic issues, including, but not limited to, the current global financial conditions; the effect of competition in our industry; our ability to effectively manage our future growth or declines in revenue; changing fashion trends; our ability to maintain and expand revenues and gross margin; our ability to accurately forecast consumer demand for our products; our ability to develop and sell new products; our ability to obtain and protect intellectual property rights; the effect of potential adverse currency exchange rate fluctuations and other international operating risks; our ability to open and operate additional retail locations; and other factors described in our most recent annual report on Form 10-K under the heading “Risk Factors” and our subsequent filings with the Securities and Exchange Commission. Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events, or otherwise.

CROCS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
($ thousands, except per share amounts)	2011	2010	2011	2010

Revenues	$295,585	$228,046	$522,293	$394,898
Cost of sales	(125,367)	(96,127)	(232,869)	(176,275)
Gross profit	170,218	131,919	289,424	218,623
Selling, general and administrative expenses	(107,647)	(94,047)	(196,261)	(168,825)
Foreign curency transaction losses gains (losses), net	3,042	1,129	1,727	1,421
Restructuring charges	-	-	-	(2,539)
Asset impairment	-	-	(32)	(141)
Charitable contributions expense	(839)	(275)	(1,836)	(418)
Income (loss) from operations	64,774	38,726	93,022	48,121
Interest expense	(241)	(163)	(429)	(292)
Gain on charitable contributions	353	32	610	116
Other (income) expense	(108)	291	(436)	50
Income (loss) before income taxes	64,778	38,886	92,767	47,995
Income tax (expense) benefit	(9,272)	(6,602)	(15,757)	(9,994)
Net income (loss)	$55,506	$32,284	$77,010	$38,001
Net income (loss) per common share:
Basic	$0.62	$0.38	$0.87	$0.44
Diluted	$0.61	$0.37	$0.85	$0.43

CROCS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

($ thousands, except number of shares)	June 30, 2011	December 31, 2010	June 30, 2010
ASSETS
Current assets:
Cash and cash equivalents	$179,979	$145,583	$96,867
Accounts receivable, net of allowance for doubtful accounts of $13,528 and $10,249 and $9,555, respectively	115,651	64,260	93,974
Inventories	156,464	121,155	113,553
Deferred tax assets, net	13,822	15,888	7,569
Income tax receivable	10,620	9,062	11,297
Other receivables	17,127	11,637	11,715
Prepaid expenses and other current assets	20,292	13,429	14,867
Total current assets	513,955	381,014	349,842

Property and equipment, net	69,337	70,014	66,731
Intangible assets, net	48,164	45,461	41,335
Deferred tax assets, net	32,429	34,711	17,403
Other assets	19,629	18,281	21,742
Total assets	$683,514	$549,481	$497,053

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$66,186	$35,669	$51,841
Accrued expenses and other current liabilities	71,269	59,488	62,512
Deferred tax liabilities, net	15,337	17,620	9
Income taxes payable	16,076	23,084	20,120
Note payable, current portion of long-term debt and capital lease obligations	3,257	1,901	1,556
Total current liabilities	172,125	137,762	136,038

Deferred tax liabilities, net	1,909	847	1,867
Long-term income tax payable	35,429	29,861	27,890
Other liabilities	5,046	4,905	5,450
Total liabilities	214,509	173,375	171,245

Commitments and contingencies

Stockholders’ equity:
Preferred shares, par value $0.001 per share, 5,000,000 shares authorized, none outstanding.	-	-	-
Common shares, par value $0.001 per share, 250,000,000 shares authorized, 89,919,925 and 89,390,187 shares issued and outstanding, respectively, at March 31, 2011 and 88,600,860 and 88,065,859 shares issued and outstanding, respectively, at December 31, 2010 and 87,079,451 and 86,482,574 shares issued and outstanding, respectively, at June 30, 2010.	90	88	87
Treasury stock, at cost, 529,738 and 535,001 and 596,877 shares, respectively.	(21,213)	(22,008)	(24,963)
Additional paid-in capital	286,968	277,293	272,146
Retained earnings	166,891	89,881	60,156
Accumulated other comprehensive income	36,269	30,852	18,382
Total stockholders’ equity	469,005	376,106	325,808
Total liabilities and stockholders’ equity	$683,514	$549,481	$497,053

CONTACT:
Investor Contact:
ICR, Inc.
Brendon Frey, 203-682-8200
brendon.frey@icrinc.com
or
Media Contact:
Crocs, Inc.
Shelley Weibel, 303-848-7000
sweibel@crocs.com